Exhibit 99.1
Article in The Wheeling Intelligencer dated August 29, 2006
CSN, Union Face-to-Face
By ADAM TOWNSEND
WHEELING — CSN executives say they can’t understand why the United Steelworkers are against their proposal to merge with Wheeling-Pittsburgh Steel Corp., and after a long Monday meeting with Wheeling-Pitt and CSN executives, union leaders remain unconvinced.
Marcos Lutz, an executive from Brazilian steelmaker CSN, flew to the U.S. Monday to meet with USW leadership in an attempt to gain their support. CSN is one of two companies vying for union support to merge with Wheeling-Pittsburgh Steel Corp.
Wheeling-Pitt management has lined up behind CSN, while the USW has thrown its support behind Chicago-based Esmark. Union leaders refused to comment on the first meeting with CSN because of a “confidentiality agreement,” but USW District 1 President Dave McCall said, “I didn’t hear anything that changed my mind today.”
Still, Lutz said he believes the CSN merger is too good a deal for the union to pass up, and he believes that the USW will eventually come to support CSN. USW leadership had complained publicly about a lack of dialogue with CSN until the Monday meeting.
“The U.S. is one of the largest steel markets worldwide,” Lutz said, sitting in a conference room table at Wheeling-Pitt headquarters Monday night. Wheeling-Pitt “is one of the traditional companies, and there are lots of investments to be made and lots of assets that are untapped. You can reach further with Wheeling-Pitt than with lots of other companies.”
He then outlined CSN’s strategic interest in Wheeling-Pitt and detailed the partnership plans. He said Wheeling-Pitt can expand its production of hot strip and finished products, but environmental and other restrictions make it impossible for Wheeling-Pitt to expand its slab production.
Wheeling-Pitt “has a strategic issue with slabs,” Lutz said. “CSN is building slab capacity in Brazil. You cannot be dependent on slab worldwide without a partnership with a slab supplier with equity ownership.”
Lutz said that trying to run a finishing mill or hot strip mill while depending on raw slab from competitors drastically reduces efficiency. A hot strip mill without a captive slab supply is effectively beholden to market fluctuations, supply chain problems and the whims of competitors.
A merger with CSN, however, would bring Wheeling-Pitt a steady supply of slab to run its hot strip and finishing mills at capacity all the time, Lutz said. CSN not only owns the means of production in Brazil to produce more than enough slab, but it also owns railways, rail cars and a seaport there that never freezes.
Lutz also said that CSN’s finishing mill is having the same supply problems as those he described with market dependence on slab supply. He said that the Wheeling-Pitt deal is appealing to CSN because its Indiana mill is beholden to its competitors for hot strip. Right now, he said CSN buys hot coils from a number of different producers around the United States, but “we are shifting all that and we are exclusively buying from Mingo Junction” in the terms of the proposal. CSN’s merger plan includes capital investment to significantly increase the hot strip capacity at Wheeling-Pitt’s Mingo facilities.
“Wheeling wants to stay independent, and Wheeling shareholders want to have 100 percent,” Lutz said. “But if you have to give up ownership,”
CSN’s proposal is the best.
“Equity ownership is a very critical issue if you’re in a situation where you want to buy slab at a particular time,” said Wheeling-Pitt spokesman Jim Kosowski. “If you don’t have someone who has an equity interest in the company, you don’t have a secure supply of slab.”
Lutz also mentioned that while the as yet unsigned supply agreement guarantees Wheeling-Pitt all the slab it needs, it does not require Wheeling-Pitt to buy any specific amount of slab. In other words, CSN couldn’t force Wheeling-Pitt to idle its own furnaces in favor of running imported Brazilian steel through the Mingo hot strip mill.
Section: News Posted: 8/29/2006